Cira Centre
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
T 215 701 9555 F 215 701 8282

135 East 57th Street, 21st Floor
New York, NY 10022
T 646 673 8000 F 646 673 8100

www.cohenandcompany.com

Private and Confidential

October 26, 2009

Samuel Hillier
Cohen & Company Financial Management, LLC
2929 Arch Street, 17th Floor
Philadelphia, PA 19104

RE:	Cascade Bancorp Trust Preferred Securities Exchange Offer

Dear Mr. Hillier:

As you are aware, Cohen & Company Securities, LLC has been engaged by Cascade Bancorp (“Cascade” and/or the “Company”) to act as exclusive advisor to the Company in connection with a restructuring and/or an exchange of its trust preferred securities held in collateralized debt obligations under your management (the “Alesco CDOs”) having an aggregate principal amount of $66,500,000 (the “TPS”) according to the following schedule:

Trust Name	Principal Amount		Alesco CDO
Cascade Bancorp Trust I		$20,000,000	Alesco Preferred Funding VI
Cascade Bancorp Statutory Trust II		$13,250,000	Alesco Preferred Funding X
Cascade Bancorp Statutory Trust III		$13,250,000	Alesco Preferred Funding X
Cascade Bancorp Statutory Trust IV	$ $	10,000,000 10,000,000	Alesco Preferred Funding XI Alesco Preferred Funding XIV

As you may be aware, the Company has lost in excess of $166 million over the past 6 quarters and is currently in deferral on the TPS. In addition, the Company’s primary operating subsidiary, Bank of the Cascades (the “Bank”), entered into a Cease and Desist (“C&D”) order with both the FDIC and the Oregon Division of Finance and Corporate Securities on August 27, 2009. Among other things, this C&D requires that the bank achieve a Tier 1 Leverage Ratio of 10% within 150 days of said agreement.

As a result of the aforementioned losses and C&D requirements, the Company is pursuing an equity capital raise (“Capital Raise”) and has filed a corresponding registration statement. We believe that the success of this Capital Raise and in all reality, the future viability of the Company, is contingent upon the execution of a restructuring and/or an exchange of the TPS.

Cohen & Company Financial Management, LLC
October 26, 2009

To this end, the Trust Preferred Exchange Term Sheet attached hereto as Annex A details the transaction we propose for Cascade to purchase the TPS from the respective Alesco CDOs (the “Proposed Transaction”). We believe the Proposed Transaction is fair and provides your investors with the potential for a 20% overall recovery, which is materially higher than your current carrying value and we believe, markedly higher than what you are likely to receive if the Company cannot raise additional capital.

Please note that consummation of the Proposed Transaction will require Cohen & Company Financial Management, LLC (the “Collateral Manager”), and the affected Alesco CDOs under its management, to transfer to the Company all rights and title to, and interest in, the TPS. Furthermore, by entering into the Proposed Transaction, the Collateral Manager will acknowledge all obligations under all of the TPS shall be deemed fully discharged and that neither it nor its affected Alesco CDOs shall receive or have any claim for any future, deferred, or past due payments on the TPS and accrued or penalty interest thereon, whether or not any of such payments are due or accrued or unpaid. Lastly, the Collateral Manager and its affected Alesco CDOs will also release Cascade and any and all officers, directors, affiliates and subsidiaries from any claims whatsoever relating to, in connection with, or arising out of the Alesco CDOs’ investments in the TPS.

The Collateral Manager represents and warrants that it has the requisite power and authority to enter into this letter agreement and perform its obligations hereunder.

Each of Cascade and the Collateral Manager hereby represents and warrants that it has not, nor any person acting on any of their behalf have engaged, or will engage, in any form of “general solicitation or general advertising” (within the meaning of Regulation D under the Securities Act of 1933, as amended) in connection with any offer or sale of the TPS.

Each of Cascade and the Collateral Manager hereby represents and warrants that this letter agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each of them, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principals of equity.

Please indicate your agreement with the foregoing terms of the Proposed Transaction by signing below and returning to us the enclosed duplicate of this document, whereupon this document and your acceptance shall represent a binding agreement between Cohen & Company Financial Management, LLC, as Collateral Manager, and Cascade Bancorp.

[Signature page follows.]

Cohen & Company Financial Management, LLC
October 26, 2009

Very truly yours,

COHEN & COMPANY SECURITIES, LLC

By:	/s/ Christopher Ricciardi

Name:	Christopher Ricciardi

Title:	CEO

AGREED AND ACCEPTED AS OF
___________________, 2009

COHEN & COMPANY FINANCIAL MANAGEMENT, LLC, AS COLLATERAL
MANAGER

By:	/s/ Kenneth R. Smith

Name:	/s/ Kenneth R. Smith

Title:	CCO

AGREED AND ACCEPTED AS OF
October 23, 2009

CASCADE BANCORP

By:	/s/ G.D. Newton

Name:	G.D. Newton

Title:	EVP/CFO

Cohen & Company Financial Management, LLC
October 26, 2009

Annex A

Trust Preferred Exchange Term Sheet

Privileged and Confidential

Securities Subject to Offer	Cascade Bancorp Trust I ($20,000,000), Cascade Bancorp Statutory Trust II ($13,250,000), Cascade Bancorp Statutory Trust III ($13,250,000), and Cascade Bancorp Statutory Trust IV ($20,000,000).

Consideration
Mandatorily redeemable Senior Notes (“Notes”) with an aggregate original principal balance of $13,300,000, representing 20% of the original principal balance of the TPS. The Notes will be issued in certificated form to the Alesco CDOs in transactions exempt from registration under the Securities Act of 1933, as amended.

Senior Notes Interest Rate	7.5% fixed per annum

Senior Notes Interest Accrual	Interest on the Notes shall begin accruing on the latter of January 1, 2010 or the date of closing on the basis of 360-day year composed of twelve 30-day months.

Payment Frequency	Quarterly

Payment Dates	3/15, 6/15, 9/15 and 12/15, commencing on 3/15/2010

Redemption Triggers	The Company shall redeem the Notes for cash upon the fifth day following the closing of a Capital Raise.

Senior Notes Maturity	Five years from date of closing.

Closing of Transaction	One day prior to the pricing of the Company’s Capital Raise. It is currently anticipated that the pricing of the Company’s Capital Raise will occur on or before June 30, 2010.

Regulatory Approval	Consummation of the Proposed Transaction is subject to prior approval by the Company’s and the Bank’s primary state and Federal Regulators.

Expenses	Each party shall be responsible for its own expenses relating to the Proposed Transaction, including, but not limited to, the fees and expenses of its own legal counsel.

Governing Law	All documents will be governed by New York law.

Completion of Transaction	Each of the Company and the Collateral Manager hereby agrees to take such action or execute such documents reasonably necessary or desirable to complete the Proposed Transaction.